Exhibit 10.36

August 1, 2012

Mark Fabere

[Address intentionally omitted]

Dear Mark,

Congratulations!  This will confirm HD Supply, Inc.’s offer of employment effective July 30, 2012 in the position of Senior Vice President, Operations. In your role, you will report directly to me.  Your initial base annual salary will be $285,000 payable in equal bi-weekly installments, which will be subject to applicable tax, voluntary and court-ordered withholding.

In addition to your base salary, you will participate in the Management Incentive Program, which provides a target incentive of 60% of your base salary based upon achieving established goals.  Your actual payout will be calculated based on performance which may include Company performance, line of business performance and/or individual performance.  The incentive if any will be prorated based on the amount of time in your new position.  To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.  The Company reserves the right to change these plans at anytime.

In addition to your base salary and your Annual Bonus Plan, you will continue to participate in the Management Equity Plan (MEP), subject to Board approval.  You will be provided an opportunity to receive an additional Stock Option Award of 200,000 options at the time the Board reviews and approves your additional Offering.

You also agree that for a period of two years following your Termination Date, you will not directly or indirectly solicit or attempt to solicit any business related to the business of HD Supply, Inc. and/or  its parents, subsidiaries, affiliates or related entities (“HD Supply Group”) existing as of your Termination Date from any of the HD Supply Group’s customers or suppliers with whom you had business contact or about whom you received Confidential Information during the one year period prior to your Termination Date.

Further, you agree that for a period of two years following your Termination Date, you will not directly or indirectly solicit any person who is an employee of the HD Supply Group to terminate his or her relationship with the HD Supply Group without prior written approval from the SVP of Human Resources of the Company.

You agree that you will not, for a period of 24 months following the Termination Date (“Non-competition Period”), enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide services in the same or similar manner as you perform for the HD Supply Group to any company or entity engaged in any way in a business that competes directly or indirectly with the HD Supply Group , in any state in which you have worked for the HD Supply Group prior to the Termination Date.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time.

Sincerely,

/s/ Joe DeAngelo

Joe DeAngelo
Chief Executive Officer, HD Supply

JD/kv

Enclosures
pc: Deirdre Force

I accept this offer of employment.

/s/ Mark Fabere	August 3, 2012
Mark Fabere	Date